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                                                                      EXHIBIT 11

                      CLEAN HARBORS, INC. AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE

               (in thousands except for earnings per share amount)

                                                     THREE MONTHS ENDED             SIX MONTHS ENDED
                                                           JUNE 30,                      JUNE 30,
                                                     1997           1996           1997           1996
                                                   -----------------------       -----------------------
Net loss                                           $  (883)       $(2,605)       $(2,866)       $(4,247)
  Less preferred dividends accrued                     112            112            224            224
                                                   -------        -------        -------        -------
Adjusted net loss                                  $  (995)       $(2,717)       $(3,090)       $(4,471)
                                                   =======        =======        =======        =======
Loss per common and common
  equivalent share:

Weighted average number of
  shares outstanding                                 9,911          9,624          9,866          9,592

Incremental shares for stock options
  under treasury stock method                         --             --             --             --
                                                   -------        -------        -------        -------
Weighted average number of
  common and common equivalent
  shares outstanding                                 9,911          9,624          9,866          9,592
                                                   =======        =======        =======        =======
Net loss per common and common
  equivalent share                                 $  (.10)       $  (.28)       $  (.31)       $  (.47)
                                                   =======        =======        =======        =======

Loss per common and common equivalent
  share - assuming full dilution:

Weighted average number of
  shares outstanding                                 9,911          9,624          9,866          9,592

Incremental shares for stock options
  under treasury stock method                         --             --             --             --
                                                   -------        -------        -------        -------
Weighted average number of common
  and common equivalent shares outstanding -
  assuming full dilution                             9,911          9,624          9,866          9,592
                                                   =======        =======        =======        =======
Net loss per common and common
  equivalent share - assuming full
  dilution                                         $  (.10)       $  (.28)       $  (.31)       $  (.47)
                                                   =======        =======        =======        =======